NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS PRELIMINARY THIRD QUARTER DILUTED
EARNINGS PER SHARE OF $0.42

MARYVILLE, TN – March 30, 2005 – Ruby Tuesday, Inc. today reported preliminary net income of $27.6 million, or $0.42 per diluted share, for the company’s third quarter ended March 1, 2005. This compares to net income of $32.4 million, or $0.48 per diluted share, for the third quarter of the prior year. Third quarter preliminary diluted earnings per share was slightly higher than the Company’s $0.38-$0.41 guidance driven in part by lower than anticipated G&A costs resulting from the timing of the Company’s television advertising and a lower than anticipated effective tax rate.

The Company also announced that, as of the date of this press release, the Company, like other companies in the restaurant and retail industries, is further reviewing with its independent external auditors and its Audit Committee its accounting for rent holidays and landlord/tenant incentives. The Company's review is based on the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) in a February 7, 2005 letter to the American Institute of Certified Public Accountants (“AICPA”) which came to light subsequent to the filing of the Company’s Form 10-Q for the quarter ended November 30, 2004.

Previously, in conjunction with the Company’s second quarter fiscal 2005 results, the Company announced it had reviewed its accounting treatment for leases, and based on consultation with its independent external auditors, determined an adjustment was necessary to recognize the cumulative impact of correcting its accounting for the computation of straight line rent expense and accounting for subleases. Subsequent to the Company’s announcement, the SEC expressed its views to the AICPA regarding the treatment of rent holidays and landlord/tenant incentives. The views expressed by the SEC in its February 7 letter to the AICPA have been the subject of much debate within the restaurant industry as well as retailers in general and have caused the Company to re-consider whether additional adjustments might be required and/or if the Company should restate previously issued financial statements.

The Company is working diligently to complete its final analysis specifically related to the accounting treatment of rent holidays and landlord/tenant incentives. However, the Company has yet to determine the final amount of any additional adjustments which might be required and if the additional adjustments will lead the Company to conclude a restatement is necessary. Once this review is completed, if necessary, the Company will restate its historical financial statements, including the financial results contained in this press release. Although any necessary adjustments related to rent holiday and landlord/tenant incentives may impact net income, they would not have any impact on previously reported revenues, cash balances or compliance with any debt covenants.

For the quarter, same-store sales at Company-owned Ruby Tuesday restaurants decreased 8.0%. The Company estimates third quarter same-store sales were negatively impacted by 3.5-4.0% resulting from the combination of more inclement weather in the current year and overlapping coupon redemptions from the prior year as the Company transitions to a media based advertising strategy.  Same-store sales at domestic franchise Ruby Tuesday restaurants decreased 8.4% during the quarter.

Other highlights for the quarter include:

  Total operating revenue increased 6.7% over the same period of the prior year.
  There were 11 new Ruby Tuesday restaurants opened during the quarter and 3 closed due to lease expirations.
  Franchisees opened 8 new Ruby Tuesday restaurants during the quarter and closed 5 (three of which were domestically franchised and were due to lease expirations).
  The Company released a new menu in mid-January and, based on subsequent research, the Company has seen improvement in all seven key categories measured.
  The Company began its more call-to-action television advertising campaign in late January featuring the Company's seafood promotion.
  Total management and team turnover remained low for the quarter at 23% and 115%, respectively.

Sandy Beall, Chairman and CEO commented, “Excluding the negative impacts of inclement weather and overlapping our prior years’ couponing strategies, second and third quarter underlying sales trends were similar. However, we have seen improvement in trends since December, which, factoring out weather and overlapping coupons, was our softest sales month of the quarter. The slight improvement in underlying trends (approximately 1.0-1.5%), which occurred in January and February combined, after rolling out a new menu, retraining all employees on guest obsession, flawless food and flawless service and beginning the second phase of our media advertising campaign, has further improved into March. Although we still have two more quarters of overlapping our prior couponing efforts, we are pleased with the underlying data points we are seeing and remain confident we are doing the right things for the long-term success of the business.”

Authorization of Additional Stock Repurchases

The Company also announced its Board of Directors authorized the repurchase of an additional 5.0 million shares in accordance with the Company’s ongoing share repurchase program. This brings the total number of shares authorized for repurchase under the Company’s program to 7.1 million shares.

Fiscal 2005 Guidance

The Company anticipates fourth quarter same-store sales growth at Company-owned restaurants will be in the negative 6.0-7.0% range. Fourth quarter same-store sales at Company-owned restaurants were down 10.2% for the first four weeks of the quarter. The Company estimates the winter storms in the northeast, overlapping heavy coupon redemptions from the prior year and the timing of Easter weekend negatively impacted same-store sales by a total of 7.0-8.0% for the first four weeks of the fourth quarter. Same-store sales at domestic franchise Ruby Tuesday restaurants, which have been negatively impacted by an estimated 2.0% due to winter weather and the shift in Easter weekend, were down 13.1% during the same four week period.

The Company is projecting fourth quarter diluted earnings per share of $0.40-$0.43 versus the previous guidance of $0.42-$0.47. Regarding its fourth quarter guidance, the Company notes that approximately $0.5 million in production costs related to its television marketing program, which was originally anticipated to be incurred during its third quarter, will be incurred during the fourth quarter and the Company will likely spend more on television advertising during the quarter than previously projected. The Company anticipates eighteen

Company-owned restaurant openings during its fourth quarter, and anticipates its franchisees (including both domestic and international) will open 12-14 Ruby Tuesday restaurants during the same period.

Fiscal 2006 Guidance

For the first quarter of fiscal 2006, the Company anticipates diluted earnings per share of $0.37 to $0.42 based on negative same-store sales of 4.5-6.0% at Company-owned Ruby Tuesday restaurants. As previously announced, the Company will be overlapping its couponing efforts from the prior year through the first quarter of fiscal 2006. Thus, the Company anticipates same-store sales at Company-owned restaurants will remain negative through the first quarter. In addition, the Company anticipates higher cost of sales and advertising expenses on a year over year basis through the end of the first quarter. For the balance of fiscal 2006, the Company anticipates positive same-store sales growth and anticipates a return to diluted earnings per share growth (excluding the impact of stock option expensing, which will be applicable to the Company beginning in its second quarter) at its goal of approximately 15%. Fiscal 2006 will be a 53-week year for the Company, so its fourth quarter will include 14 weeks as compared to 13 weeks in the fourth quarter of its current year. The Company’s plans for fiscal 2006 include approximately 60 Company-owned openings and 35-40 franchise openings.

Year-to-Date Highlights:

  Sales at franchise partnership and traditional franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $321,268,000 and $329,696,000 for the third quarter year-to-date of fiscal 2005 and fiscal 2004, respectively.

  Thirty-seven Company-owned Ruby Tuesday restaurants were opened and four were closed due to normal lease expiration. In addition, 35 Ruby Tuesday restaurants were acquired from franchisees during the Company’s second quarter.
  Seventeen franchise restaurants were opened and nine were closed, five of which were domestically franchised and were closed due to lease expirations and three of which were internationally franchised.
  The Company has repurchased 1.7 million shares of its common stock during fiscal 2005. 7.1 million shares remain authorized for repurchase.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of March 1, 2005, the Company owned and operated 552 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 188 and 37 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant acquisitions. The Company cautions that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of our development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened terrorist attacks in the United States; and general economic conditions.

RUBY TUESDAY, INC.

Preliminary Financial Results For the Third Quarter of Fiscal Year 2005
(Amounts in thousands except per share amounts)

	13 Weeks Ended March 1, 2005	Percent of Sales	13 Weeks Ended March 2, 2004	Percent of Sales	Percent Change	39 Weeks Ended March 1, 2005	Percent of Sales	39 Weeks Ended March 2, 2004	Percent of Sales	Percent Change
Revenue:
Restaurant sales and operating revenue	$285,552	98.8	$ 266,438	98.3		$ 803,070	98.5	$ 753,178	98.3
Franchise revenue	3,611	1.2	4,527	1.7		11,834	1.5	12,643	1.7
Total operating revenue	289,163	100.0	270,965	100.0	6.7	814,904	100.0	765,821	100.0	6.4
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	74,244	26.0	67,419	25.3		208,287	25.9	193,015	25.6
Payroll and related costs	88,245	30.9	81,909	30.7		249,437	31.1	237,487	31.5
Other restaurant operating costs	49,243	17.2	43,666	16.4		148,004	18.4	126,488	16.8
Depreciation and amortization	16,191	5.7	13,907	5.2		46,870	5.8	40,109	5.3
(as a percent of Total operating revenue)
Selling, general and administrative, net	19,879	6.9	15,594	5.8		52,408	6.4	46,710	6.1
Equity in losses (earnings) of unconsolidated franchises	(836)	(0.3)	(2,610)	(1.0)		(2,381)	(0.3)	(3,879)	(0.5)
Total operating costs and expenses	246,966		219,885			702,625		639,930
Earnings before Interest and Taxes	42,197	14.6	51,080	18.9	(17.4)	112,279	13.8	125,891	16.4	(10.8)
Interest expense, net	1,361	0.5	773	0.3		3,120	0.4	3,288	0.4
Pre-tax Profit	40,836	14.1	50,307	18.6		109,159	13.4	122,603	16.0
Provision for income taxes	13,225	4.6	17,902	6.6		37,179	4.6	43,643	5.7
Net Income	$ 27,611	9.5	$ 32,405	12.0	(14.8)	$ 71,980	8.8	$ 78,960	10.3	(8.8)

Earnings Per Share:
Basic	$ 0.43		$ 0.49		(12.2)	$ 1.11		$ 1.21		(8.3)

Diluted	$ 0.42		$ 0.48		(12.5)	$ 1.09		$ 1.18		(7.6)

Shares:
Basic	64,168		65,914			64,672		65,322

Diluted	65,063		67,614			65,742		66,889

(a)   These results do not reflect any potential adjustments that may be required based on the Company's completion of its analysis of the accounting treatment of rent holidays and landlord/tenant incentives discussed in this press release.

RUBY TUESDAY, INC.

Preliminary Financial Results For the Third Quarter
of Fiscal Year 2005
(Amounts in thousands)

CONDENSED BALANCE SHEETS	March 1, 2005	June 1, 2004
Assets
Cash and Short-Term Investments	$ 8,044	$ 19,485
Accounts and Notes Receivable	8,700	9,978
Inventories	16,081	13,647
Deferred Income Taxes	1,494	1,975
Income Tax Receivable	--	2,941
Prepaid Rent	3,612	2,173
Assets Held for Disposal	4,021	3,030
Other Current Assets	6,318	6,450
Total Current Assets	48,270	59,679
Property and Equipment, Net	851,376	753,319
Goodwill, Net	12,550	7,845
Notes Receivable, Net	27,056	33,366
Other Assets	68,541	64,324
Total Assets	$1,007,793	$ 918,533

Liabilities
Current Liabilities	$ 94,449	$ 90,542
Long-Term Debt, including Capital Leases	208,252	168,087
Deferred Income Taxes	49,513	51,310
Other Deferred Liabilities	97,605	81,810
Total Liabilities	449,819	391,749
Shareholders' Equity	557,974	526,784
Total Liabilities and
Shareholders' Equity	$1,007,793	$ 918,533

(a)   These amounts do not reflect any potential adjustments that may be required based on the Company's completion of its analysis of the accounting treatment of rent holidays and landlord/tenant incentives discussed in this press release.